Exhibit 5.1

J.P. Galda & Co.

Attorneys-at-Law

40 East Montgomery Avenue, LTW 220

Ardmore, Pennsylvania 19003

Telephone (215) 815-1534

VIA ELECTRONIC MAIL

June 15, 2022

Transhare Bayside Center 1

17755 US Highway 19 N

Suite 140

Clearwater FL 33764

Attention: Kimberly Whiteside

Re:	Cryomass Technologies, Inc.

Ladies and Gentlemen:

We are counsel for Cryomass Technologies, Inc (the “Company”). We are issuing this opinion in connection with the registration of the resale of 300,000 shares of common stock issued to Peak One Investments, LLC and up to 20,408,163 shares of common stock issuable pursuant to Put Notices under the Company’s Equity Purchase Agreement dated January 6, 2021 (the “EPA”), with Peak One Opportunity Fund, L.P. (the “Registered Shares”). Peak One Investments, LLC and Peak One Opportunity Fund, L.P. are referred to herein as the “Selling Securityholders.” This registration was effective by virtue of the Company’s Registration Statement on Form S-1 (Reg. No. 333-264513), filed by the Company on behalf of the Selling Securityholders on April 27, 2022 (the “Registration Statement”). The SEC declared the Registration Statement effective on May 6, 2022. This opinion is given at the request and with the consent of the Company.

This opinion relates solely to the Selling Securityholders and the Registered Shares. This opinion does not relate to the issuance of the Registered Shares to the Selling Securityholders and relates solely to the sale or transfer of the Registered Shares by the Selling Securityholders pursuant to the Registration Statement under the federal laws of the United States of America. We do not express any opinion concerning any law of any state or other jurisdiction.

Based on the foregoing, it is our opinion that the sales of the Registered Shares have been registered with the SEC under the Securities Act of 1933, as amended, and that you, as transfer agent for the Company may remove the restrictive legends contained on the certificates or account statements evidencing the Registered Shares, as the case may be.

In issuing this opinion, we have assumed and relied upon without independent investigation that: (i) the Registration Statement is and shall remain effective; (ii) the common stock to be issued pursuant to Put Notices will be purchased in accordance with the EPA; (iii) the resale of the Registered Shares is not integrated with any other securities offering of the Company; (iv) the Selling Stockholders will resell its Registered Shares only pursuant to the prospectus contained in the effective Registration Statement and in accordance with the representation letter to be provided by the Selling Securityholders in the form attached to this opinion; and (v) the SEC has not issued a stop order delaying or suspending the effectiveness of the Registration Statement or initiated any proceeding for such purpose.

The opinion expressed herein represents our reasonable judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result.

This opinion letter is limited to the removal of restrictive legends only as they relate to restrictions imposed upon restricted securities under the securities laws. This opinion letter does not apply to the removal of legends that impose restrictions upon resale imposed other than under the securities laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances, which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter and the opinions contained herein may be relied on by the addressee and its successors and assigns (as if delivered to any such successors and assigns as of the date hereof), but may not be relied upon by any other person or entity without our prior written consent and may not be used, circulated, furnished, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

J.P. Galda & Co.

/s/ Joseph P. Galda
Joseph P. Galda